UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2012

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, Carolyn Beaver commenced her employment with us and was appointed as our Vice President and Chief Accounting Officer.

Prior to joining us, Ms. Beaver, age 54, served in various roles at Beckman Coulter, Inc., a global biomedical testing manufacturer, since August 2005, including Corporate Vice President, Controller and Chief Accounting Officer. Since its acquisition by Danaher Corp. in June 2011, Ms. Beaver has continued to serve at Beckman Coulter, Inc. as the Corporate Vice President, Controller. From 1987 until 2002, Ms. Beaver was a partner with KPMG LLP. Ms. Beaver also currently serves as a director of Commerce National Bank, a position she has held since 2005. Ms. Beaver holds a B.S. in Accounting from California State Polytechnic University, Pomona.

In connection with her employment Ms. Beaver will receive a base salary of $320,000 per year and will be eligible for an annual cash bonus of up to 35% of her base salary. Ms. Beaver has been granted an initial stock option to purchase 100,000 shares of our common stock, one-fourth of which will vest on the one year anniversary of Ms. Beaver’s start date and the remaining portion of which will vest in equal monthly installments over the following three year period. Ms. Beaver was added to our Change in Control Severance Benefit Plan, which is more fully described under “Executive Compensation – Compensation Discussion and Analysis – Change in Control Severance Benefit Plan” in our proxy statement filed with the Securities and Exchange Commission on April 25, 2012, as a Tier III participant. In connection with her relocation to San Diego, Ms. Beaver will also receive $50,000 for commuting and temporary living expenses. Ms. Beaver will also receive other benefits generally provided to our employees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: June 27, 2012	By:	/s/ Clarke Neumann
Clarke Neumann Vice President and General Counsel

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